UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	September 26, 2008

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 26, 2008, Yasmin R. Seyal, the Company’s senior vice president and chief financial officer (principal financial officer), and R. Leon Blackburn, the Company’s vice president, controller (principal accounting officer) left the Company to pursue other interests.

(c) On September 26, 2008, the Company appointed Kathy Redd, vice president, controller (principal accounting officer) and acting chief financial officer (principal financial officer) of the Company.

Ms. Redd, age 47, has served as vice president, finance of the Company since August 2006. Prior to that, Ms. Redd served as assistant corporate controller for the Company from August 2002 - August 2006. Prior to joining the Company, Ms. Redd was vice president of finance for Grass Valley Group in Nevada City, California (April 2001 - July 2002) and vice president of finance and controller for Jomed Inc. in Rancho Cordova, California (April 1996 - April 2001).

There are no understandings or arrangements between Ms. Redd and any other person pursuant to which Ms. Redd was selected or appointed as the vice president, controller and acting chief financial officer of the Company.

Ms. Redd does not have any family relationship with any director, executive officer or person nominated or chosen by the Board of Directors to become an executive officer. Other than her employment with the Company, Ms. Redd did not have any material interest, direct or indirect, in any material transaction to which the Company was a party since December 1, 2006, or which is presently proposed.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	GenCorp Inc.’s press release dated September 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:  /s/ Mark A. Whitney

Name:  Mark A. Whitney
Title:  Senior Vice President, General Counsel and Secretary

Dated: September 29, 2008